EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Wednesday, November 7, 2007

CLAYTON WILLIAMS ENERGY ANNOUNCES
SALE OF ASSETS IN PECOS COUNTY, TEXAS

Midland, Texas, November 7, 2007 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) reported that it had closed the sale of all of its producing and nonproducing acreage in Pecos County, Texas to an undisclosed buyer for $21 million, subject to typical post-close adjustments.  The Company expects to record a gain of approximately $13 million in the fourth quarter of 2007 in connection with this sale.  Proceeds from the sale were used to repay indebtedness on the Company’s revolving credit facility.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                                                                                               Mel G. Riggs
Director of Investor Relations                                                                          Chief Financial Officer
(432) 688-3419                                                                                            (432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com